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Exhibit 4.6

AMENDMENT No. 1 to the WARRANT AGREEMENT

    This Amendment No.1, dated as of May 16, 2001, to the Warrant Agreement dated as of April 30, 2001 (the "Initial Warrant Agreement" and, as amended by this Amendment, the "Warrant Agreement") between Washington Mutual, Inc., a Washington corporation (the "Company"), and The Bank of New York, as Warrant Agent (the "Warrant Agent"), relates to the issue and sale by the Company of 20,000,000 of its Trust Preferred Income Equity Redeemable Securities (PIERSSM) (the "Units") to Lehman Brothers Inc. (the "Initial Purchaser") and the grant by the Company to the Initial Purchaser of an option (the "Option") to purchase up to an additional 3,000,000 of the Units (the "Option Units") subject to the terms and conditions stated therein.

    1.  Amendment to section 2.02(a).  the parties hereto hereby agree that the fifth paragraph of section 2.02(a) of the initial warrant agreement is amended by deleting the fourth sentence of such paragraph in its entirety and replacing it with the sentence below, this amendment being deemed by the parties hereto as a correction of the initial warrant agreement to reflect the intention of the parties as of the date of the initial warrant agreement:

      "Upon the execution and delivery of this Agreement, the Global Warrant shall represent no outstanding Warrants, as specified in the "Schedule of Exchanges of Interests of Global Warrant" attached thereto or otherwise in accordance with the Applicable Procedures, and the Global Unit Certificate shall represent 20,000,000 outstanding Warrants (or 23,000,000 if the Initial Purchaser's option to purchase an additional 3,000,000 Units is exercised in full), as specified in the "Schedule of Exchanges of Interests of Global Warrant" attached thereto or otherwise in accordance with the Applicable Procedures."

    2.  Amendment to Section 2.03.  The parties hereto hereby agree that the third paragraph of Section 2.03 of the Initial Warrant Agreement is amended by deleting the third sentence of such paragraph in its entirety and replacing it with the sentence below, this amendment being deemed by the parties hereto as a correction of the Initial Warrant Agreement to reflect the intention of the parties as of the date of the Initial Warrant Agreement:

    "Subsequent to the original issuance, the Warrant Agent shall countersign new Warrant Certificates only if such Warrant Certificates are issued (i) upon the exercise by the Initial Purchaser of its option to purchase an additional 3,000,000 Units or (ii) in exchange or substitution for one or more previously countersigned Warrant Certificates or in connection with their transfer, as hereinafter provided."

    3.  Entire Agreement.  This amendment No. 1 constitutes the entire agreement between the parties relating to the matter covered by Section 1 of this Amendment, and the Initial Warrant Agreement, as amended by this Amendment, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, both written and oral, if any, between the parties with respect to the subject matter hereof.

    4.  Governing Law.  The Warrant Agreement shall be governed by, and construed or interpreted in accordance with, the laws of the State of New York.

    5.  Counterparts.  This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

    6.  Headings.  The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Amendment.

    7.  Modifications.  This Amendment and the Warrant Agreement may not be amended of modified except in a writing signed by each of the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day first above written.

WASHINGTON MUTUAL, INC.
By:	/s/ FAY L. CHAPMAN Name: Fay L. Chapman Title: Senior Executive Vice President
THE BANK OF NEW YORK, As Warrant Agent
By:	/s/ MICHAEL PITFICK Name: Michael Pitfick Title: Assistant Treasurer

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AMENDMENT No. 1 to the WARRANT AGREEMENT